UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                       January 26, 2005 (January 25, 2005)

                                DST Systems, Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                               1-14036 43-1581814
          (Commission File Number) (I.R.S. Employer Identification No.)

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

                                 (816) 435-1000
                         Registrant's telephone number,
                               including area code

                                 Not Applicable
                   (Former name or former address, if changed
                              since last report.)

           Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction
           A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
        (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02  Results of Operations and Financial Condition

See attached as Exhibit 99.1 to this Form 8-K a News Release dated January 25, 2005 ("Earnings Press Release") concerning the announcement of financial results for the quarter ended December 31, 2004.

The information in this Item 2.02, and Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless expressly incorporated into a filing of DST under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act made after the date hereof, the information contained in this Item
2.02 and Exhibit 99.1 hereto shall not be incorporated by reference into any filing of DST, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 9.01  Financial Statements and Exhibits

(c). Exhibits.

Exhibit
Number            Description

99.1              News Release dated January 25, 2005

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of January, 2005.

                  DST Systems, Inc.

                  By:      /s/ Randall D. Young
                  Name:    Randall D. Young
                  Title:   Vice President, General Counsel and Secretary

Exhibit 99.1

        DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER 2004 FINANCIAL RESULTS

KANSAS CITY, MO. (January 25, 2005) - Consolidated net income for DST Systems, Inc. (NYSE: DST) for the fourth quarter 2004 was $66.9 million ($0.79 per diluted share) compared to fourth quarter 2003 net income of $163.5 million ($1.54 per diluted share). Fourth quarter 2004 and 2003 results include the following items:

                                                      Net Income (Loss)
                                                         (in millions)
                                                    ------------------
                                                      2004      2003
                                                    --------- --------

  Gain on Janus Exchange                            $         $ 108.9
  Unconsolidated affiliate impairment charges        (13.2)
  Net effect of securities sold or contributed        10.5        2.5
  Reversal of pre-acquisition contingency reserve      6.6
  Termination of reload feature on stock options                (10.5)
                                                    --------  --------
                                                    $  3.9    $ 100.9
                                                    ========  ========

The management of DST analyzes historical results adjusted for certain items, such as those described above, that are not necessarily ongoing in nature, do not have a high level of predictability associated with them or are non-operational in nature. Generally, these items include net gains (losses) on dispositions of business units, net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance.

Excluding the above mentioned items recorded in both the fourth quarters of 2004 and 2003, DST's consolidated net income for the quarter ended December 31, 2004 was $63.0 million ($0.74 per diluted share) compared to fourth quarter 2003 net income of $62.7 million ($0.59 per diluted share), a 0.5% increase in net income and a 25.4% increase in diluted earnings per share.

DST's consolidated net income was $222.8 million ($2.59 per diluted share) in 2004 compared to $320.8 million ($2.77 per diluted share) in 2003. Net income for 2004 and 2003 include the following items:

                                                     Net Income (Loss)
                                                       (in millions)
                                                   --------------------
                                                    2004        2003
                                                   -------    ---------

  Gain on Janus Exchange                           $          $ 108.9
  Unconsolidated affiliate impairment charges       (13.2)
  Net effect of securities sold or contributed       14.6         6.1
  Reversal of pre-acquisition contingency reserve     6.6
  Facility and other consolidations                  (0.4)       (1.7)
  Termination of reload feature on stock options                (10.5)
                                                   -------    ---------
                                                   $  7.6     $  102.8
                                                   =======    =========

Excluding the above mentioned items recorded in both 2004 and 2003, DST's consolidated net income for the year ended December 31, 2004 was $215.2 million ($2.50 per diluted share) compared to 2003 net income of $218.0 million ($1.88 per diluted share), a 1.3% decrease in net income and a 33.0% increase in diluted earnings per share.

Financial Overview

Revenues

The following table summarizes the Company's revenues by segment (in millions):

                             Quarter ended               Year ended
                              December 31,              December 31,
                            ----------------        ---------------------
                              2004     2003           2004        2003
                            -------  -------        --------    ---------

  Revenues
    Financial Services
      Operating             $308.7    $288.6         $1,141.8    $1,060.5
      OOP reimbursements      37.9      24.3            153.6       126.8
                            -------  -------        ---------    ---------
                            $346.6    $312.9         $1,295.4    $1,187.3
                            =======  =======        =========    =========

     Output Solutions
      Operating             $113.9    $128.0         $  453.9    $  534.1
      OOP reimbursements     144.7     141.2            570.7       589.8
                            -------  -------        ---------    ---------
                            $258.6    $269.2         $1,024.6    $1,123.9
                            =======  =======        =========    =========

     Customer Management
      Operating             $ 42.6    $ 44.5         $  188.3    $  180.2
      OOP reimbursements      12.6      14.6             53.5        61.5
                            -------  -------        ---------    ---------
                            $ 55.2    $ 59.1         $  241.8    $  241.7
                            =======  =======        =========    =========

     Investments and Other
      Operating             $ 16.5    $ 15.2         $   65.3    $   59.8
      OOP reimbursements       0.1       0.2              0.4         0.5
                            -------  -------        ---------    ---------
                            $ 16.6    $ 15.4         $   65.7    $   60.3
                            =======  =======        =========    =========

     Eliminations
      Operating             $(32.1)   $(27.9)        $ (117.3)   $ (109.7)
      OOP reimbursements     (18.6)    (18.9)           (81.6)      (87.2)
                            -------  -------        ---------    ---------
                            $(50.7)   $(46.8)        $ (198.9)   $ (196.9)
                            =======  =======        =========    =========

     Total Revenues
      Operating             $449.6    $448.4         $1,732.0    $1,724.9
      OOP reimbursements     176.7     161.4            696.6       691.4
                            -------  -------        ---------    ---------
                            $626.3    $609.8         $2,428.6    $2,416.3
                            =======  =======        =========    =========

Consolidated operating revenues for the quarter increased $1.2 million or 0.3% over the prior year quarter. Financial Services operating revenues increased $20.1 million or 7.0% from higher lock\line related revenues, U.S. mutual fund servicing, AWD and EquiServe, Inc. ("EquiServe") escheatment compliance revenues. Output Solutions operating revenues declined $14.1 million or 11.0% reflecting the absence of DST Output Marketing Services, Inc. ("OMS") revenues subsequent to the split-off transaction with Janus Capital Group Inc. ("Janus Exchange") which was completed in December 2003, lower revenues from the loss of a telecommunications customer and lower mutual fund and brokerage industry revenues. Customer Management operating revenues decreased $1.9 million or 4.3%, primarily from lower software development revenues. Consolidated Out-of-Pocket ("OOP") reimbursements increased $15.3 million or 9.5%, principally due to higher one-time lock\line related client mailings.

Consolidated operating revenues for the year ended December 31, 2004 increased $7.1 million or 0.4% over the comparable prior year period as higher Financial Services and Customer Management revenues were partially offset by lower Output Solutions revenues resulting primarily from the absence of OMS.

Income from operations

The following table summarizes the Company's income from operations by segment (in millions):

                                  Quarter ended               Year ended
                                   December 31,              December 31,
                                 ----------------        ----------------------
                                  2004      2003           2004         2003
                                 -------  -------        ---------    ---------
  Income (loss) from operations
  Financial Services             $ 96.5   $ 76.4         $ 281.6      $ 257.2
  Output Solutions                  3.4     (0.8)           21.1         11.9
  Customer Management               0.1      3.7            27.3         27.9
  Investments and Other           (25.3)     2.1           (14.3)        10.5
                                 -------  -------        ---------    ---------
                                 $ 74.7   $ 81.4         $ 315.7      $ 307.5
                                 =======  =======        =========    =========

Consolidated income from operations for the quarter decreased $6.7 million or 8.2% over the prior year quarter. Financial Services segment operating income increased from higher revenues and the reversal of a $10.0 million subsidiary pre-acquisition litigation contingency reserve. Output Solutions segment operating income increased from cost containment activities. Customer Management segment operating income decreased from lower revenues. Investments and Other reflected a contribution of marketable securities to the Company's charitable foundation account. Consolidated income from operations also included $4.5 million of compensation expense related to the 2.8 million share restricted stock grant that occurred in November 2004. For the year, income from operations increased $8.2 million or 2.7% over the prior year.

Segment Results

Financial Services Segment

Financial Services segment operating revenues (excluding OOP reimbursements) for the fourth quarter 2004 were $308.7 million, an increase of $20.1 million or 7.0% over the fourth quarter 2003.

U.S. Financial Services segment operating revenues in the fourth quarter 2004 increased $23.9 million or 9.9% over the prior year quarter. The increase in U.S. revenues resulted from higher lock\line related revenues from increases in supported customers and expanded service offerings, increased U.S. mutual fund servicing revenues, higher AWD revenues and increased EquiServe escheatment compliance revenues.

U.S. mutual fund open shareowner accounts processed totaled 92.2 million at December 31, 2004, a net increase of 1.2 million or 1.3% for the quarter and an increase of 4.3 million or 4.9% from the 87.9 million serviced at December 31, 2003. Conversions of new clients totaled 1.4 million accounts in 2004. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 36.3 million at December 31, 2004, an increase of 600,000 or 1.7% for the quarter and an increase of 2.4 million or 7.1% from the 33.9 million serviced at December 31, 2003. The increase in tax-advantaged accounts serviced during the quarter and during the year resulted primarily from increased IRAs and Section 529 Savings plan accounts.

During the quarter, DST received commitments from three new clients with a total of 1.2 million shareowner accounts. The Company currently has commitments from five new mutual fund clients with a combined total of 7.2 million shareowner accounts and one insurance client with 200,000 401(k) participants. These conversions will take place throughout 2005. DST continues to pursue 19 potential new clients with a combined total of approximately 18-20 million accounts.

Corporate shareowner accounts serviced by EquiServe totaled 18.0 million at December 31, 2004, a decrease of 700,000 during the quarter and a decrease of
4.3 million from 2003 year end levels, primarily from client losses resulting from corporate mergers and odd-lot redemption programs.

International Financial Services segment operating revenues totaled $43.6 million for the fourth quarter 2004, a decrease of $3.8 million or 8.0% over the prior year quarter, primarily from lower license and consulting revenues, partially offset by higher foreign currency exchange rates.

Financial Services segment income from operations for the fourth quarter 2004 increased $20.1 million or 26.3% over the prior year quarter to $96.5 million. Costs and expenses increased 5.7% compared to the prior year quarter, primarily from higher OOP expenses associated with higher OOP revenues, increased lock\line costs to support revenue growth and additional compensation expense of $3.1 million related to the restricted stock grant. During the quarter, cost and expenses were reduced by the reversal of a $10.0 million subsidiary pre-acquisition contingency litigation reserve. Depreciation and amortization costs increased 6.3% compared to the prior year quarter, primarily attributable to depreciation of capital costs for DST's recovery data center, which became operational in December 2003. Excluding the litigation reserve reversal, operating margin for the quarter increased from 26.5% in the prior year quarter to 28.0%.

Financial Services segment operating revenues for the year ended December 31, 2004 were $1,141.8 million, an increase of $81.3 million or 7.7% over the prior year, principally from increased U.S. mutual fund servicing and lock\line related revenues and higher foreign currency exchange rates. Costs and expenses increased 8.4% in the year ended December 31, 2004, principally from increased personnel costs, higher OOP expenses and higher lock\line expenses. Depreciation and amortization increased 14.0% in the year ended December 31, 2004, primarily attributable to depreciation of capital costs for DST's recovery data center, which became operational in December 2003. Financial Services segment income from operations for the year ended December 31, 2004 increased $24.4 million or 9.5% over the prior year period to $281.6 million as increased revenues and the reversal of the subsidiary pre-acquisition contingency litigation reserve were partially offset by higher costs associated with higher OOP revenues, lock\line related costs and expenses associated with the restricted stock grant. Excluding the litigation reserve reversal, operating margin for the year decreased from 24.3% in the prior year quarter to 23.8%.

Output Solutions Segment

Output Solutions segment operating revenues for the quarter ended December 31, 2004 were $113.9 million, a decrease of $14.1 million or 11.0% from fourth quarter 2003, reflecting the absence of OMS revenues in the current year quarter and lower brokerage, mutual fund, video service and telecommunications revenues. Excluding OMS operating revenues of $11.4 million in the fourth quarter 2003, segment revenues decreased $2.7 million or 2.3%. Items mailed decreased 3.9% to 414 million compared to fourth quarter 2003. Excluding OMS, items mailed decreased 3.3% from the fourth quarter 2003.

Output Solutions segment income from operations for the fourth quarter increased $4.2 million over the prior year quarter to $3.4 million, primarily from cost containment activities. Segment results for the fourth quarter 2003 include $0.2 million of costs in 2003 associated with previously announced facility and other consolidations. Costs and expenses decreased $12.7 million or 4.9% from the fourth quarter 2003, reflecting the absence of OMS costs and expenses, lower personnel costs and other cost containment activities, partially offset by additional compensation expense of $0.8 million related to the restricted stock grant. Depreciation and amortization decreased $2.1 million compared to the prior year quarter, reflecting the exclusion of OMS and lower capital expenditures.

Output Solutions segment operating revenues for the year ended December 31, 2004 were $453.9 million, a decrease of $80.2 million or 15.0% from the prior year. OMS operating revenues for the year ended December 31, 2003 were $61.4 million. Excluding OMS operating revenues in 2003, operating revenues declined $18.8 million or 4.0% principally from lower telecommunications, mutual fund and brokerage revenues, partially offset by higher transportation industry revenues. Segment income from operations for the year ended December 31, 2004 increased $9.2 million or 77.3% from the prior year period to $21.1 million from cost containment activities.

Customer Management Segment

Customer Management segment operating revenues for the quarter ended December 31, 2004 were $42.6 million, a decrease of $1.9 million or 4.3% over the 2003 quarter. Processing and software service revenues for the quarter decreased $2.0 million or 4.6%, primarily from lower software development revenues. Total cable and satellite subscribers serviced were 37.4 million at December 31, 2004, an increase of 0.2 million or 0.5%, for the quarter from higher satellite subscribers serviced. Subscribers decreased by 1.9 million or 4.8% compared to year end 2003 levels, principally from a net decrease in international cable subscribers serviced. Total OOP revenues decreased $2.0 million from the prior year quarter.

Customer Management segment income from operations for the fourth quarter decreased $3.6 million over the prior year quarter to $0.1 million, primarily from lower revenues. Costs and expenses decreased $0.6 million or 1.1% compared to fourth quarter 2003, primarily from lower OOP expenses associated with lower OOP revenues and higher levels of capitalization related to Collabrent (formerly Concorde), partially offset by higher personnel costs and additional compensation expense of $0.4 million related to the restricted stock grant. Depreciation and amortization increased $0.3 million compared to the prior year quarter, primarily from the amortization of capitalized software for the first operational components of Collabrent.

Customer Management segment operating revenues for the year ended December 31, 2004 were $188.3 million, an increase of $8.1 million or 4.5% over the prior year period from higher processing and software service revenues and higher equipment sales. Customer Management segment income from operations for the year ended December 31, 2004 decreased $0.6 million or 2.2% over the prior year period to $27.3 million from higher personnel costs associated with Collabrent.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $16.5 million for the quarter ended December 31, 2004, an increase of $1.3 million from the prior year quarter. Investments and Other segment loss from operations for the quarter ended December 31, 2004 was $25.3 million, a decrease of $27.4 million over the prior year quarter primarily due to a contribution of marketable securities, valued at $28.0 million, to the Company's charitable foundation account.

Equity in earnings of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                                   Quarter ended              Year ended
                                    December 31,             December 31,
                                 ----------------        ----------------------
                                  2004     2003            2004         2003
                                 -------  -------        ---------    ---------

  BFDS                           $ (0.5)  $  2.6         $  10.9      $   9.7
  IFDS                              2.2      1.4             8.1          0.7
  Other                           (12.8)     0.7           (13.6)         2.1
                                 -------  -------        ---------    ---------
                                 $(11.1)  $  4.7         $   5.4      $  12.5
                                 =======  =======        =========    =========

BFDS earnings decreased primarily from an investment impairment charge. Excluding the impairment charge, equity in BFDS earnings would have been $2.2 million, a decrease of $0.4 million over the prior year quarter. IFDS earnings increased primarily due to higher levels of accounts serviced at both IFDS U.K. and IFDS Canada, partially offset by an investment impairment charge. Excluding the impairment, equity in IFDS earnings would have been $4.8 million, an increase of $3.4 million over the prior year quarter. Equity in IFDS earnings includes foreign exchange gains of $1.6 million and $1.5 million in 2004 and 2003, respectively. Accounts serviced by IFDS U.K. were 5.3 million at December 31, 2004, an increase of 600,000 or 12.8% for the quarter and an increase of 700,000 or 15.2% from year end 2003 levels. An additional 150,000 accounts are scheduled to convert during the second quarter of 2005. Accounts serviced by IFDS Canada were 3.1 million at December 31, 2004, an increase of 100,000 or 3.3% for the quarter and an increase of 400,000 or 14.8% from year end 2003 levels. The reduction in quarter to date earnings from Other unconsolidated affiliates is principally related to a $14.7 million impairment charge on a 20% owned joint venture.

Other income, net

Other income was $35.6 million for the fourth quarter 2004, compared to $9.5 million for the fourth quarter 2003. Fourth quarter 2004 results include primarily $28.6 million in net gains on securities and $6.4 million related to interest and dividend income. Included in the net gains on securities were $30.3 million of gains resulting from the disposition of CSC stock and investment impairments of $5.1 million. Fourth quarter 2003 results include primarily $5.1 million of income related to interest and dividend income and $3.8 million in net gains on securities.

Other income was $56.2 million for the year ended December 31, 2004, compared to $28.1 million for the prior year period. Year to date 2004 results include $34.8 million primarily related to net gains on securities and $18.7 million primarily related to interest and dividend income. Included in the net gains on securities were $30.3 million of gains resulting from dispositions of CSC stock and investment impairments of $5.6 million. Year to date 2003 results include $15.9 million primarily related to interest and dividend income and $9.3 million primarily related to net gains on securities.

Interest expense

Interest expense was $14.5 million for the quarter ended December 31, 2004, compared to $12.6 million in the prior year quarter, principally from higher debt balances and higher interest rates during the quarter. Interest expense was $55.3 million for the year ended December 31, 2004, compared to $26.9 million in the prior year, primarily as a result of the $840 million of convertible debentures issued in August 2003 and higher borrowings on the syndicated line of credit facility, primarily to finance the Janus Exchange and share repurchases.

Income taxes

DST's effective tax rate was 21.0% for the quarter and 30.8% for the year ended December 31, 2004, compared to 14.8% for the quarter and 25.4% for the year ended December 31, 2003. For the nine months ended September 30, 2004, the effective tax rate was 34.3%. The reduction in the year to date tax rate from 34.3% to 30.8% is primarily the result of tax benefits realized from the charitable contribution of marketable securities. Also, the 2004 and 2003 tax rates were affected by tax aspects of certain international operations and state tax income apportionment rules. Excluding the effect of the charitable contribution and certain real estate related tax credits, the Company believes its tax rate for the full year 2004 would have been approximately 35.0%.

Restricted Stock Grant

During the quarter, the Company granted approximately 2.8 million shares of restricted common stock of the Company to officers and certain other participants in the Stock Option and Performance Award Plan. The restricted stock grants cover the five-year period of 2005 through 2009 and are intended to be the only stock grants for such periods other than for new hires or promotions or for special employee recognition purposes. The Company made the grant after evaluating the Company's equity compensation practices, particularly in light of pending changes in the accounting rules applicable to stock options.

The Company estimates that the impact on amortized compensation expense attributable to the grant will be approximately $25.5 million for each of the years 2005 through 2008 and $21.3 million in 2009. These estimates assume that all shares will be vested and all performance criteria will be met.

Share Repurchase Program

On October 19, 2004, DST's Board of Directors authorized an additional 5.5 million share repurchase to the six million share repurchase plan authorized on February 26, 2004. The plan allows, but does not require, the repurchase of common stock in open market and private transactions through February 28, 2007. During the quarter, DST purchased 4,234,000 shares for $209.1 million and year to date has repurchased 5,700,500 shares for $276.4 million. At December 31, 2004, shares outstanding were 80.2 million.

During the quarter, the Company entered into a forward stock purchase agreement for the repurchase of its common stock as a means of securing potentially favorable prices for future purchases of its stock. As of December 31, 2004, 684,000 shares had been purchased under the agreement. The agreement allowed physical, net share or cash settlement. On January 3, 2005, the Company converted this agreement into a new forward stock purchase agreement that requires a physical settlement of the shares. As of January 21, 2005, 2,085,100 shares had been purchased under this new agreement, which includes the 684,000 shares purchased in 2004. The cost to settle this agreement as of January 21, 2005 would have been $105.9 million. The shares purchased under these agreements are not included in the shares purchased directly by the Company in the preceding paragraph.

Sale of EquiServe

A necessary regulatory approval for the previously announced sale of EquiServe to Computershare Ltd. has not yet been received. DST expects the sale to close in the first quarter 2005.

Accounting Standards

There is a proposed accounting standard that would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed standard involves an amendment to SFAS 128 Earnings per Share. The proposed amendment, which is designed for convergence with international accounting standards, would require the use of the "if-converted" method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Accordingly, the Company's stated intention to settle the conversions with cash for the principal and accrued and unpaid interest and issue common stock for any conversion value amount over the principal and accrued and unpaid interest amounts would no longer be accepted under SFAS 128. The proposed amendment to SFAS 128 is expected to be issued in the second quarter 2005, and would require retroactive restatement of a company's diluted earnings per share calculations. This would require the Company to restate its 2003 and 2004 diluted earnings per share calculations. Under the proposed amended SFAS 128 "if converted" method, in calculating diluted earnings per share the Company would need to increase net income for the interest expense associated with the convertible debentures, net of tax, and increase the incremental shares assumed to be issued upon conversion to 17.1 million shares, the amount of shares that would be issued if all $840 million of convertible debentures would be converted to equity. Under this method, diluted earnings per share would have been $0.71 and $2.39 for the three and twelve months ended December 31, 2004, respectively. Diluted earnings per share would have been $1.38 and $2.69 for the three months and year ended December 31, 2003, respectively.

The proposed change in accounting principles does not affect DST's ability to ultimately settle the convertible debentures in cash, shares or any combination thereof. They would affect the calculation of diluted earnings per share during the period the debentures are outstanding.

                                                                * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST's latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                    For the Three Months      For the Year
                                     ended December 31,     ended December 31,
                                      2004      2003       2004          2003
                                    --------  --------   ----------   ----------

  Operating revenues                $ 449.6   $ 448.4    $ 1,732.0    $ 1,724.9
  Out-of-pocket reimbursements        176.7     161.4        696.6        691.4
                                    --------  --------   ----------   ----------
    Total revenues                    626.3     609.8      2,428.6      2,416.3

  Costs and expenses                  509.4     486.7      1,954.4      1,958.4
  Depreciation and amortization        42.2      41.7        158.5        150.4
                                    --------  --------   ----------   ----------
  Income from operations               74.7      81.4        315.7        307.5

  Interest expense                    (14.5)    (12.6)       (55.3)       (26.9)
  Other income, net                    35.6       9.5         56.2         28.1
  Gain on Janus Exchange                        108.9                     108.9
  Equity in earnings of
       unconsolidated affiliates      (11.1)      4.7          5.4         12.5
                                    --------  --------   ----------   ----------

  Income before income taxes           84.7     191.9        322.0        430.1
  Income taxes                         17.8      28.4         99.2        109.3
                                    --------  --------   ----------   ----------

  Net income                        $  66.9   $ 163.5    $   222.8    $   320.8
                                    ========  ========   ==========   ==========

  Average common shares outstanding    82.6     104.5         83.7        114.5
  Diluted shares outstanding           85.1     106.2         86.1        116.0

  Basic earnings per share          $  0.81   $  1.56    $    2.66    $    2.80
  Diluted earnings per share        $  0.79   $  1.54    $    2.59    $    2.77


                                DST SYSTEMS, INC.
                      OTHER SELECTED FINANCIAL INFORMATION
                                  (In millions)
                                   (Unaudited)

                                           December 31,        December 31,
  Selected Balance Sheet Information           2004                2003
                                         -----------------  --------------------

  Cash                                   $       105        $       102
  Total assets                                 3,365              3,199
  Total debt                                   1,485              1,465
  Total stockholders' equity                     740                684

                                                For the Twelve Months
                                                 Ended December 31,
  Selected Cash Flow Information               2004                2003
                                         -----------------  --------------------

  Capital expenditures
    Operating segments                   $       133        $       174
    Investments and Other segment                 42                 90

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer